EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-261266) and Form S-8 (File No. 333-217801) of Guaranty Bancshares, Inc. of our report dated March 11, 2022, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Guaranty Bancshares, Inc. for the year ended December 31, 2021.

/s/ Whitley Penn LLP

Plano, Texas

March 11, 2022